NEWS RELEASE


                                               CONTACT:         Lester A. Aaron
                                                        Chief Financial Officer
                                                                 (818) 591-9800


                   UNICO AMERICAN CORPORATION REPORTS RESULTS
                 FOR ITS THIRD QUARTER ENDED SEPTEMBER 30, 2003

Woodland Hills, California, November 6, 2003 - Unico American Corporation (NASDAQ - "UNAM") announced today that for its quarter ended September 30, 2003, revenues were $13,228,806 and the net loss was $733,562 ($0.13 diluted loss per share) compared with revenues of $12,080,314 and net income of $146,345 ($0.03 diluted income per share) for the quarter ended September 30, 2002. Revenues for the nine months ended September 30, 2003, were $36,937,413 and the net income was $60,797 ($0.01 diluted income per share) compared with revenues of $34,060,762 and a net loss of $3,410,475 ($0.62 diluted loss per share) for the nine months ended September 30, 2002.

Stockholders' equity was $38,051,324 at September 30, 2003, or $6.93 per common share including unrealized after-tax investment gains of $2,699,299 compared to stockholders' equity of $38,408,990 or $7.00 per common share including unrealized after-tax investment gains of $3,117,762 at December 31, 2002.

The quarter ended September 30, 2003, was adversely effected by an August 2003 binding arbitration decision on a 1993 claim that exceeded Crusader's reinsurance coverage. As a result of this decision, the Company incurred adverse development on this claim, net of reinsurance, of approximately $2,000,000 or approximately $1,320,000 net of taxes.

Unico American Corporation is an insurance holding company that provides property, casualty, health and life insurance, and related premium financing through its wholly owned subsidiaries.

                                 (Table Follows)

                   UNICO AMERICAN CORPORATION AND SUBSIDIARIES
                     SUMMARY OF CONSOLIDATED FINANCIAL DATA
                                   (UNAUDITED)
                       ($ in thousands, except per share)



                                              Three Months Ended Ended            Nine Months Ended
                                                    September 30                     September 30
                                                    ------------                     ------------
                                                  2003         2002                2003         2002
                                                  ----         ----                ----         ----

Revenues
Insurance Company Revenues
   Premium earned                               $14,174       $10,386            $38,247       $29,427
   Premium ceded                                  4,460         1,474             11,839         4,668
                                                  -----        ------             ------        ------
      Net premium earned                          9,714         8,912             26,408        24,759
   Investment income                              1,168         1,324              3,649         4,082
   Other income                                      28            19                 71            27
                                                 ------        ------             ------        ------
      Total Insurance Company Revenues           10,910        10,255             30,128        28,868

Other Revenues from Insurance Operations
   Gross commissions and fees                     2,055         1,585              6,062         4,473
   Investment income                                 12            15                 38            43
   Finance charges and late fees earned             247           220                698           659
   Other income                                       5             5                 11            18
                                                 ------        ------             ------        ------
      Total Revenues                             13,229        12,080             36,937        34,061
                                                 ------        ------             ------        ------

Expenses
Losses and loss adjustment expenses               9,710         7,208             23,386        26,034
Policy acquisition costs                          2,132         2,364              5,786         6,794
Salaries and employee benefits                    1,290         1,198              3,769         3,237
Commissions to agents/brokers                       375           299              1,160           905
Other operating expenses                            747           732              2,629         2,213
                                                 ------        ------            -------       -------
   Total Expenses                                14,254        11,801             36,730        39,183
                                                 ------        ------             ------        ------

   Income (Loss) Before Income Taxes             (1,025)          279                207        (5,122)
Income Tax Provision (Benefit)                     (291)          133                146        (1,711)
                                                    ---           ---                ---         -----

   Net Income (Loss)                              $(734)         $146                $61       $(3,411)
                                                    ===           ===                 ==         =====


PER SHARE DATA
Basic
   Earnings (Loss) Per Share                     $(0.13)        $0.03              $0.01        $(0.62)
   Weighted Average Shares (000)                  5,490         5,490              5,490         5,487
Diluted
   Earnings (Loss) Per Share                     $(0.13)        $0.03              $0.01        $(0.62)
   Weighted Average Shares (000)                  5,490         5,490              5,523         5,487


INSURANCE COMPANY STATUTORY
 OPERATING RATIOS

Losses and Loss Adjustment Expenses                99.7%         80.5%              88.2%        104.8%
Underwriting Expenses                              29.5%         33.4%              29.3%         34.6%
                                                  -----         -----              -----         -----
   Combined Ratio                                 129.2%        113.9%             117.5%        139.4%
                                                  =====         =====              =====         =====